EXHIBIT 99.1

FBR Reports Fourth Quarter and Full Year 2014 Financial Results

Board Increases Share Repurchase Authorization

ARLINGTON, Va., Feb. 10, 2015 (GLOBE NEWSWIRE) -- FBR & Co. (Nasdaq:FBRC) ("FBR" or the "Company"), a leading investment bank serving the middle market, today reported net after-tax earnings of $17.0 million, or $1.48 per diluted share for the year ended December 31, 2014, compared to net after-tax earnings of $92.9 million, or $7.17 per diluted share in 2013. Pretax income for 2014 was $17.4 million on revenue of $182.1 million compared with $57.3 million on revenue of $259.8 million in 2013.

For the quarter ended December 31, 2014, net after-tax earnings were $0.9 million, or $0.09 per diluted share, compared to net after-tax earnings of $8.6 million, or $0.69 per diluted share in the fourth quarter of 2013 and net after-tax earnings of $3.5 million, or $0.31 per diluted share in the third quarter of 2014. Pretax loss for the quarter ended December 31, 2014 was $3.9 million on revenue of $28.6 million; this compares to pretax income of $3.6 million on revenue of $40.6 million in fourth quarter of 2013, and $3.3 million of income on revenues of $42.1 million in the third quarter of 2014.

Fourth quarter 2014 total expenses were $32.5 million, compared to $37.0 million in the fourth quarter of 2013 and $38.8 million in the third quarter of 2014. Non-compensation fixed expenses in the fourth quarter of 2014 totaled $12.3 million, compared to $11.3 million in the fourth quarter of 2013 and $10.0 million in the third quarter of 2014. The increase in our fourth quarter 2014 non-compensation fixed costs was due primarily to nonrecurring charges associated with our move into new corporate headquarters in Arlington, VA.

In the fourth quarter, the Company repurchased 517 thousand shares at an average price of $25.23 per share. On February 10, 2015, the Board approved an increase in the Company's repurchase authorization bringing the remaining total to one million shares. This authorization represents 12% of the Company's total outstanding shares at year end.

2014 Overview

  Investment banking revenue was $115.3 million in 2014 compared to $196.2 million in 2013. These revenues resulted from the completion of 55 transactions representing a total of $11.0 billion in transaction volume, compared to 67 transactions totaling $16.9 billion in transaction volume in 2013. The 2014 revenue included six 144As with an average deal size of $206 million compared to six 144As with an average deal size of $352 million in 2013. Also included in these 2014 results was $11.4 million of advisory fees, representing a 17% increase year-over-year.
  Institutional brokerage generated net revenue of $56.2 million for 2014 compared to $53.7 million in 2013, driven entirely by a $4.0 million increase in our cash equities business.
  The Company recognized net revenue of $10.7 million from a combination of securities lending and corporate investments in 2014 compared to $9.9 million in 2013. The securities lending business was added August 4, 2014.
  Non-compensation fixed expenses for 2014 were $43.9 million compared to $43.6 million in 2013, inclusive of the elevated occupancy costs from our move referenced above.
  Pretax operating margin for the year was 9.5% compared to 22.0% in 2013 and return on equity was 6.2% for the year compared to 35.0% in 2013.
  The Company's tax provision in 2014 was $0.3 million and its effective tax rate was 2%. These amounts reflect the Company's use of previously reserved tax assets related to capital loss carry-forwards and compare to a $27.5 million tax benefit in 2013. The 2013 tax benefit resulted from the Company's valuation allowance release with respect to a significant portion of its deferred tax assets.
  The Company ended 2014 with 300 employees, maintaining a consistent headcount throughout the year. Compensation and benefits expense totaled $103.8 million and represented 57% of net revenue for the year compared to 56% of net revenue in 2013.
  Over the course of the year, the Company repurchased 2.4 million shares at an average price of $26.92 per share, effectively returning $64.1 million to shareholders.
  As of December 31, 2014, shareholders' equity totaled $260.4 million, with $109.0 million held in cash, and the Company's tangible book value per share was $28.63, up 6.6% from $26.86 from the end of 2013.

"Smaller average deal size in our equity capital markets business led to reduced revenue for the year. Nonetheless, we executed meaningful transactions across each of our industry groups, increased market share and revenue on our cash equities desk, and significantly increased the number of companies covered by our equity research teams," said Richard J. Hendrix, Chairman and Chief Executive Officer of FBR & Co. "I want to thank each of our employees for their tireless work and total client focus over the last year. As a result of those efforts, we are well positioned to continue delivering for clients and shareholders in 2015."

Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EST, Wednesday, February 11, 2015, may do so via the Web or conference call at:

Webcast link: http://edge.media-server.com/m/p/q43hrza5

Conference call dial-in number (domestic, toll-free): 855.425.4204
Conference call dial-in number (international): 484.756.4245
Access code: 62995181

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; healthcare; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Financial data follow.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,

	2014	2013	2014	2013
REVENUES:
Investment banking:
Capital raising	$ 8,137	$ 21,667	$ 103,902	$ 186,516
Advisory	5,406	1,605	11,353	9,697
Institutional brokerage	14,502	13,717	56,182	53,738
Net investment income	1,774	2,963	17,774	6,920
Interest	7,652	301	13,067	1,790
Dividends & other	224	344	1,030	1,160
Total revenues	37,695	40,597	203,308	259,821
Interest expense	9,123	--	21,183	--
Revenues, net of interest expense	28,572	40,597	182,125	259,821

NON-INTEREST EXPENSES:
Compensation and benefits	16,670	22,395	103,811	144,720
Professional services	2,234	3,098	13,259	12,326
Business development	3,500	2,864	11,689	9,602
Clearing and brokerage fees	1,241	1,070	4,757	4,922
Occupancy and equipment	4,258	3,086	13,480	12,271
Communications	2,893	2,788	11,514	11,101
Other operating expenses	1,714	1,715	6,255	7,609
Total non-interest expenses	32,510	37,016	164,765	202,551

(Loss) Income from continuing operations before income taxes	(3,938)	3,581	17,360	57,270

Income tax (benefit) provision	(4,870)	(3,603)	341	(27,483)

Income from continuing operations, net of taxes	932	7,184	17,019	84,753
Income from discontinued operations, net of taxes	--	1,415	--	8,159
Net income	$ 932	$ 8,599	$ 17,019	$ 92,912

Basic earnings per share	$ 0.10	$ 0.76	$ 1.66	$ 7.77
Diluted earnings per share	$ 0.09	$ 0.69	$ 1.48	$ 7.17

Weighted average shares - basic	9,220	11,320	10,283	11,963
Weighted average shares - diluted	10,495	12,514	11,465	12,960

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

	December 31,	December 31,
ASSETS	2014	2013

Cash and cash equivalents	$ 108,962	$ 207,973
Receivables:
Securities borrowed	594,674	--
Due from brokers, dealers and clearing organizations	94,489	4,949
Customers	3,349	4,485
Other	5,227	658
Financial instruments owned, at fair value	166,047	144,743
Other investments, at cost	7,000	7,681
Goodwill and intangibles	4,921	--
Furniture, equipment and leasehold improvements, net	15,388	3,286
Deferred tax assets, net of valuation allowance	28,648	30,893
Prepaid expenses and other assets	6,392	5,904
Total assets	$ 1,035,097	$ 410,572

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Securities loaned	$ 595,717	$ --
Securities sold but not yet purchased, at fair value	121,310	42,241
Accrued compensation and benefits	34,571	58,502
Accounts payable, accrued expenses and other liabilities	23,093	10,351
Due to brokers, dealers and clearing organizations	--	8,701
Total liabilities	774,691	119,795

Shareholders' equity:
Common stock	8	11
Additional paid-in capital	302,720	362,983
Restricted stock units	34,353	21,487
Accumulated other comprehensive income	44	34
Accumulated deficit	(76,719)	(93,738)
Total shareholders' equity	260,406	290,777

Total liabilities and shareholders' equity	$ 1,035,097	$ 410,572

Book Value per Share	$29.18	$26.86

Tangible Book Value per Share	$28.63	$26.86

Shares Outstanding (in thousands)	8,923	10,824

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-4 14	Q-3 14	Q-2 14	Q-1 14	Q-4 13
Revenues, net of interest expense	$ 28,572	$ 42,097	$ 57,098	$ 54,358	$ 40,597

Expenses:
Variable	4,560	13,214	22,279	19,763	10,809
Fixed	27,950	25,575	25,844	25,580	26,207

(Loss) Income from continuing operations before income taxes	(3,938)	3,308	8,975	9,015	3,581
Income tax (benefit) provision	(4,870)	(193)	1,999	3,405	(3,603)

Income from continuing operations, net of taxes	932	3,501	6,976	5,610	7,184
Income from discontinued operations, net of taxes	--	--	--	--	1,415
Net income	$ 932	$ 3,501	$ 6,976	$ 5,610	$ 8,599

Return on equity (trailing twelve months)	6.2%	8.6%	9.0%	22.4%	35.0%

Fixed expenses from continuing operations	$ 27,950	$ 25,575	$ 25,844	$ 25,580	$ 26,207
Less: Non-cash expenses[1]	2,593	2,406	2,374	2,173	2,199
Corporate transaction costs[2]	1,132	--	--	--	--
Core fixed costs from continuing operations[3]	$ 24,225	$ 23,169	$ 23,470	$ 23,407	$ 24,008

Statistical Data (Continuing Operations)
Revenues per employee (annualized)	$ 381	$ 548	$ 766	$ 745	$ 538

Employee count	300	307	298	292	302

[1] Non-cash expenses include compensation costs associated with stock-based awards and amortization of intangibles.

[2] Corporate transaction costs include non-recurring costs related to moving into new office space.

[3] Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company's fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the items noted in footnotes 1 and 2 on the performance of the Company.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.
CONTACT: Media
         Shannon Hawkins
         703.469.1190
         shawkins@fbr.com

         Investors:
         Bradley J. Wright
         703.312.9678
         bwright@fbr.com